EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports 2011 Earnings Increase Over 2010 and Declares Dividend

MILLERSBURG, Pa., Jan. 25, 2012 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported net income available to common shareholders for the fourth quarter of $1,223,000, or $0.35 per common share, an increase of 99.5% over the net income available to common shareholders of $613,000, or $0.17 per common share, reported during the same period in 2010. Mid Penn's earnings available to common shareholders for the year ended December 31, 2011 was $4,029,000, or $1.16 per common share, an increase of 81.3% over the $2,234,000 or $0.64 per common share, reported for the year ended December 31, 2010. Mid Penn also reported increases in total assets, net loans, and deposits in 2011 as illustrated below.

2011 Financial Highlights
(dollars in thousands, except per share data)

			Change
	12/31/11	12/31/10	$	%

Total Assets	$ 715,383	$ 637,457	$ 77,926	12.2%

Total Loans (net)	475,946	460,674	15,272	3.3%

Total Deposits	634,056	554,982	79,074	14.2%

	Quarter Ended				Year-to-Date Ended

			Change				Change
	12/31/11	12/31/10	$	%	12/31/11	12/31/10	$	%

Net Interest Income	$ 5,831	$ 4,993	$ 838	16.8%	$ 22,023	$ 19,506	$ 2,517	12.9%

Provision for Loan and Lease Losses	50	575	(525)	-91.3%	1,205	2,635	(1,430)	-54.3%

Total Revenues	8,792	8,430	362	4.3%	34,541	33,563	978	2.9%

Total Noninterest Expense	4,806	4,449	357	8.0%	18,048	17,122	926	5.4%

Net Income Available to Common Shareholders	1,223	613	610	99.5%	4,029	2,234	1,795	80.3%

Diluted Earnings per Common Share	0.35	0.17	0.18	105.9%	1.16	0.64	0.52	81.3%

Return on Average Equity	10.17%	5.96%	N/A	70.6%	8.96%	5.71%	N/A	56.9%

Efficiency Ratio	69.25%	71.93%	N/A	-3.7%	69.24%	70.50%	N/A	-1.8%

President's Statement

In a year of continuing earnings improvement for Mid Penn, we saved the best for last.  Our fourth quarter income was very strong compared to both the fourth quarter of 2010 and the third quarter of 2011.  The formula for success throughout 2011 reached a zenith in the fourth quarter.  That formula included improved asset quality and an accordingly lower provision for loan and lease losses; lower cost of funds through an improvement in deposit mix; consistent management of controllable expenses; and, finally, some measurable loan growth.  Although we faced economic, regulatory, and legislative pressures throughout 2011, we adjusted and delivered performance of which we take great pride.  Based on that 2011 performance, and understanding that we continue to face many of those same pressures, we take great confidence into 2012.

On behalf of the Mid Penn Board of Directors, I also announce today that Mid Penn Bancorp, Inc. is declaring a cash dividend of $0.05 per share on our common stock, based upon the results of operations for the fourth quarter of 2011. The dividend is payable February 27, 2012 to shareholders of record on February 8, 2012.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT: Mid Penn Bancorp, Inc.
         Rory G. Ritrievi
         President
         Chief Executive Officer

         Kevin W. Laudenslager
         349 Union Street
         Millersburg, PA 17061
         (717) 692-2133